Exhibit 99.1

Investor Relations Contact:
Deepak Chaudhry: (812) 962-5095

Media Contact:
Eva Schmitz: (812) 962-5011

FOR IMMEDIATE RELEASE

Accuride Corporation’s Underwriters Exercise Purchase Option

Evansville, Ind. – October 12, 2005 – Accuride Corporation (NYSE: ACW) announced today the sale of 1,050,000 shares of common stock to the underwriters of its recent secondary offering.  The stock priced at $13.25 per share (less the underwriting discount) and was sold pursuant to the exercise in full of the underwriters’ option to purchase such shares to cover over-allotments.  All of the shares are sold by selling stockholders, and the total number of shares of common stock outstanding will not change as a result of the exercise of the purchase option.  Accuride will not receive any proceeds from this offering.

Citigroup Corporate and Investment Banking and Lehman Brothers Inc. are acting as the joint book-running managers of the offering, and Robert W. Baird & Co. Incorporated is acting as the co-manager of the offering.  The offering of the securities is made only by means of a prospectus, copies of which may be obtained from Citigroup Corporate and Investment Banking, Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220 (tel: 718-765-6732).

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state.

Accuride Corporation is one of the largest and most diversified manufacturers and suppliers of commercial vehicle components in North America.  Accuride’s products include commercial vehicle wheels, wheel-end components and assemblies, truck body and chassis parts, seating assemblies and other commercial vehicle components.  Accuride’s products are marketed under its brand names, which include Accuride, Gunite, Imperial, Bostrom, Fabco and Brillion.  For more information, visit Accuride’s website at http://www.accuridecorp.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995 for Accuride Corporation: All comments relating to any future period are forward-looking statements, subject to uncertainties and risk that could cause actual results to vary materially from what is suggested here.  These statements are subject to risks and uncertainties, including without limitation, the general market conditions, the specific market for Company common stock, the performance of the Company’s business and other risks detailed from time-to-time in Accuride’s filings and reports with the Securities and Exchange Commission.

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